Exhibit 3.1

LOGITECH INTERNATIONAL S.A.

ARTICLES OF INCORPORATION

TITLE I

CORPORATE NAME – REGISTERED OFFICE – PURPOSE – DURATION
Article 1

There exists under the corporate name

"Logitech International S.A."

a corporation (société anonyme) governed by these Articles of Incorporation and by Title twenty-six of the Swiss Code of Obligations (the "CO").

The duration of the Company shall be indefinite.

The registered office is in Hautemorges.
Article 2

The Company shall be a holding company with the purpose of coordinating the activities of various Swiss and foreign subsidiaries of the Logitech group.

In addition, it shall have as a purpose the acquisition and management of shareholdings in other companies, and in particular the acquisition, holding and/or assignment of shareholdings in other commercial, industrial, financial or real property companies and enterprises, in Switzerland or abroad, directly or indirectly, in its own name and for its own account, or for the accounts of third parties, as investments or for other reasons, as well as for the financing of affiliated companies.

The Company may conduct, in Switzerland or abroad, any manner of activities, create branch offices, and undertake any real estate, financial or commercial operations which relate directly or indirectly to its purpose.

TITLE II

SHARE CAPITAL AND SHARES
Article 3

The share capital is fixed at CHF 43,276,655 (forty-three million two hundred seventy-six thousand six hundred fifty-five Swiss francs), entirely paid-in.

It is divided into 173,106,620 (one hundred seventy-three million one hundred and six thousand six hundred twenty) registered shares with a nominal value of CHF 0.25 (twenty-five centimes) each.
Article 4

The shares shall be registered.

The general meeting of shareholders (the "General Meeting") shall have the authority to convert the registered shares into bearer shares by means of an amendment to these Articles of Incorporation.

Subject to the paragraph below, the registered shares of the Company will be uncertificated securities (in terms of the Swiss Code of Obligations) and book entry securities (in terms of the Swiss Book Entry Securities Act).

A shareholder registered in the Company's shareholders' register may request from the Company a statement of the shareholder's registered shares at any time. Shareholders do not have a right to the printing and delivery of share certificates. The Company may, however, print and deliver certificates for shares at any time at its option. The Company may also, at its option, withdraw uncertificated shares from the custodian system where they have been registered and, with the consent of the shareholder, cancel issued certificates that are returned to the Company.
Article 5

Each share shall confer the right to a proportional part of the profit resulting from the balance sheet and the proceeds of liquidation.

Shareholders shall only have those obligations specified in these Articles of Incorporation, and shall not be personally liable for the debts of the Company.

Shares shall be indivisible; the Company shall recognize only one representative per share.

The ownership of a share shall entail acceptance of the provisions of these Articles of Incorporation.
Article 6

The Company shall maintain a share register which lists the names of the owners and beneficiaries of the shares as well as their domiciles.

Only those persons entered in the share register as owners shall be deemed to be shareholders of the Company.

The transfer of ownership of certificated shares shall require delivery of the properly endorsed share certificate to the purchaser.

The transfer of ownership of shares held as book entry securities shall be carried out according to the provisions of the Swiss Book Entry Securities Act.

Registered shares not incorporated into a certificate and that are not held as book entry securities as well as the respective rights associated therewith which are not incorporated into any certificate may be transferred only by assignment. Such assignment shall be valid only if the Company has been notified thereof.
Article 7

Should a shareholder change his address, he must so inform the Company. As long as a shareholder has not provided notice of a change of address to the Company, any written communication shall be validly made to his last address entered in the share register.
TITLE III

THE ORGANIZATION OF THE COMPANY

A.GENERAL MEETING OF SHAREHOLDERS
Article 8

The General Meeting shall be the supreme authority of the Company. It holds the inalienable rights provided by law.

The General Meeting shall convene at the place designated by the Board of Directors.

As from January 1, 2023, the Board of Directors may also decide to hold General Meetings in several locations or virtually without any physical place of meeting.

One or more shareholders who represent together at least ten percent of the share capital may demand that a General Meeting be called. One or more shareholders, who represent together shares representing at least the lesser of (i) one (1) percent of the share capital or (ii) an aggregate nominal value of CHF 1,000,000 (one million Swiss Francs), may demand that an item be included on the agenda for a shareholders' meeting. A shareholder demand to call a meeting and to include an item on the agenda shall be made in writing and shall describe the matters to be considered and any proposals to be made to the shareholders. Such written request shall be received by the Board of Directors at least sixty (60) days before the date proposed for the General Meeting.
Article 9
General Meetings shall be called at least twenty days before the date of the meeting by a single notice published in the media specified in Article 24 below.

A General Meeting can alternatively be called by means of a notice sent to shareholders at the address entered in the share register. In such a case, the twenty-day notice period referred to above shall begin on the day following the date on which the notice shall have been mailed.
Article 10

Each share confers the right to one vote.
Article 11

Any shareholder may appoint a representative who need not be a shareholder, provided that person holds a written proxy. Members of the Board of Directors who are present shall decide whether to accept or refuse such proxies.

Statutory provisions relating to the representations of shareholders by the independent proxy are reserved.
Article 12

The General Meeting shall be presided over by the Chairman of the Board of Directors or any other member of the Board of Directors. In the absence of such persons, the chairman shall be appointed by the General Meeting.

The Chairman of the General Meeting shall appoint the secretary of the General Meeting and the scrutineers.
Article 13

In the absence of any provision to the contrary in the law or these Articles of Incorporation, the General Meeting shall make resolutions and proceed to elections by a simple majority of the votes cast. In the event of a tie vote, the vote of the Chairman of the General Meeting shall decide.

As a general rule, voting and elections shall be conducted by a show of hands; however, a secret ballot shall be used when the Chairman of the General Meeting so orders or when 25 shareholders present at the meeting shall so request. An electronic vote shall be deemed a secret ballot.
B. BOARD OF DIRECTORS
Article 14

The Board of Directors of the Company shall be composed of at least three members elected individually by the General Meeting for a term of office expiring after completion of the subsequent Annual General Meeting and who shall be indefinitely re-eligible.

The Chairman of the Board of Directors shall also be appointed by the General Meeting for a term of office expiring after completion of the subsequent Annual General Meeting and who shall be indefinitely re-eligible.

Unless provided otherwise in the law or these Articles of Incorporation, the Board of Directors shall organize itself. It shall be entitled to elect one or more vice-chairmen, who shall assume the responsibilities of the Chairman of the Board of Directors if the latter is incapacitated.
Article 15

The Board of Directors shall make decisions and proceed to elections by a majority vote of the members present at the meeting. In the event of a tie vote, the vote of the Chairman shall decide.

The decisions of the Board of Directors may be made in the form of a written consent (given by letter, fax or telegram) to a proposal, such consent representing a majority of all the members of the Board of Directors inasmuch as the proposal was submitted to all the members of the Board of Directors, unless a discussion is requested by one of them.
Article 16

The Board of Directors shall have the non-transferable and inalienable powers provided for under Art. 716a of the CO.

It may make decisions on any matters which have not been reserved to another corporate body of the Company pursuant to the law or these Articles of Incorporation.
Article 17

The Board of Directors may, in compliance with the organizational regulations, entrust the management and the representation of the Company to one or more of its members or to other natural persons who need not be shareholders (the "Management Team").
Article 17 bis

No member of the Board of Directors shall assume more than ten (10) mandates in supreme management or supervisory bodies of legal entities outside the Logitech group, of which no more than four (4) may be in listed companies. In addition, Members of the Board of Directors may assume up to ten (10) mandates in the governing bodies of charitable or similar organizations. The Chairman of the Board of Directors must be informed of such mandates.

The limits contemplated in the preceding paragraph do not apply to mandates:
a)for companies controlled by the Company or that control the Company;
b)that a member of the Board of Directors assumes at the request of the Company or of a company controlled by it; and
c)for companies that are not required to be registered in the commercial registry in Switzerland or in an equivalent registry outside of Switzerland.

Mandates for legal entities under common control or at the request of such legal entities are counted as one single mandate for the purpose of this Article 17 bis.
Article 17 ter

The Board of Directors shall establish a Compensation Committee. The Compensation Committee shall be composed of at least two members of the Board of Directors, who shall be elected individually by the General Meeting for a term of office expiring after completion of the subsequent Annual General Meeting and who shall be indefinitely re-eligible.

The chairman of the Compensation Committee shall be appointed by the Board of Directors. The Compensation Committee shall otherwise organize itself.

The Compensation Committee shall support the Board of Directors in establishing and reviewing the Company's compensation strategy, guidelines and the performance targets, as well as in preparing the proposals to the General Meeting regarding the compensation of the Board of Directors and of the Management Team. It may submit proposals to the Board of Directors in other compensation-related issues.

The Board of Directors shall set out in the organizational regulations (i) for which positions of the Board of Directors and of the Management Team the Compensation Committee shall submit proposals for the compensation, and (ii) for which positions the Compensation Committee shall determine such compensation in accordance with these Articles of Incorporation and the compensation guidelines.

The Board of Directors may delegate further tasks and powers to the Compensation Committee.
Article 18

In countries where laws or customs require for companies that important documents, or those subject to certain conditions of form have a seal, a seal may be affixed next to the signature.

The Board of Directors shall determine those seals and set the rules regarding the use thereof.
C.MANAGEMENT TEAM
Article 18 bis

The Company or companies controlled by it may enter into agreements relating to the compensation of the members of the Management Team (the "employment agreements"). Fixed-term employment agreements shall run for a maximum period of one year. Employment agreements entered into for an indefinite period of time shall be subject to a maximum notice period of one year.

Employment agreements entered into with members of the Management Team may contemplate a prohibition of competition after termination of the relevant employment agreement. The total consideration for a prohibition of competition that applies after termination of an employment agreement and expiration of the applicable notice period, if any, shall not exceed, with respect to the entire period during which the prohibition of competition applies, the total annual compensation of the relevant member of the Management Team.
Article 18 ter

No member of the Management Team may assume more than five (5) mandates in supreme management or supervisory bodies of legal entities outside the Logitech group, of which no more than two (2) may be in listed companies. In addition, Members of the Management Team may assume up to five (5) mandates in the governing bodies of charitable or similar organizations. Any such mandate shall require the approval of the Board of Directors.

This restriction does not include mandates:
a)for companies controlled by the Company or that control the Company;
b)that a member of the Management Team assumes at the request of the Company or of a company controlled by it; and
c)for companies that are not required to be registered in the commercial registry in Switzerland or in an equivalent registry outside of Switzerland.

Mandates for legal entities under common control are counted as one single mandate for the purpose of this Article 18 ter.
D.AUDITORS
Article 19

The General Meeting shall appoint one or several auditors as statutory auditors. It may appoint substitute auditors.

The term of office of the auditors shall be one year; it shall end after completion of the subsequent Annual General Meeting. Reappointment shall be possible.
TITLE IV

COMPENSATION
Article 19 bis

The compensation of the members of the Board of Directors who do not have delegated management responsibilities shall consist of cash payments and shares or share equivalents. The value of cash compensation and shares or share equivalents shall correspond to a fixed amount, which shall reflect the functions and responsibilities assumed. The value of shares or share equivalents shall be calculated at market value.

Members of the Board of Directors who have delegated management responsibilities shall be compensated in the manner contemplated in Article 19 ter below.

The Company shall reimburse the expenses incurred by the members of the Board of Directors. Expenses reimbursements are not part of the compensation.
Article 19 ter

The principal components of the compensation of the Management Team shall be: (i) base salary; (ii) performance-based cash compensation, in the form of incentive cash payments and (iii) equity incentive awards.

The base salary shall reward the relevant members of the Management Team for their individual contribution to the Company and their expected day-to-day services.

The performance-based cash compensation shall take appropriate account of the achievement of the Company's, individual employees' or other performance goals. The target level of the performance-based cash compensation elements shall be determined as a percentage of the base salary. The performance-based cash compensation may amount up to a pre-determined multiplier of the target level. Its amount may also reflect an overall assessment of the relevant employee's performance or the Company's objectives.

Equity incentive awards shall provide, in particular, a direct incentive for future performances and align the interest of the Management Team with those of the Company's shareholders. Equity incentive awards shall be governed by performance metrics that take into account strategic or other objectives of the Company or by reference to the duration of the relevant employee's service to the Company or companies controlled by it.

The Board of Directors or, to the extent delegated to it, the Compensation Committee, shall determine performance metrics and target levels applicable to performance-based cash compensation and equity incentive awards, as well as their achievement.

Compensation may be paid or granted in the form of cash, shares, other benefits or in kind; compensation to members of the Management Team may also be paid or granted in the form of financial instruments or similar units. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall decide upon each grant as well as the applicable vesting, blocking, exercise and forfeiture conditions; they may provide for continuation, acceleration or removal of vesting and exercise conditions, for payment or grant of compensation assuming target achievement or for forfeiture in the event of pre-determined events such as termination of employment or office or change of control. Compensation may be paid by the Company or companies controlled by it.

Members of the Management Team may participate in share purchase plans established by the Company or companies controlled by it, under the terms of which eligible employees may allocate a portion of their compensation to the purchase of shares of the Company at a discount to market price.

The Company shall reimburse the expenses incurred by the members of the Management Team. Expenses reimbursements are not part of the compensation.
Article 19 quater

Upon proposal of the Board of Directors, the General Meeting approves the maximum aggregate amount of the compensation of:

a)the Board of Directors, for the period up to the next Annual General Meeting; and
b)the Management Team, for the next business year.

The Board of Directors may submit to the General Meeting for approval proposals in respect of maximum aggregate amounts and/or individual compensation components for other time periods and/
or propose the payment of additional amounts for special or extraordinary services of some or all of the members of the Board of Directors or of the Management Team.

If the General Meeting rejects a proposal submitted by the Board of Directors, the latter shall submit an alternative proposal to the same or a subsequent General Meeting.

The Company or companies controlled by it may grant or pay compensation subject to subsequent ratification at a General Meeting and claw-back by the Company in case of rejection by the General Meeting.
Article 19 quinquies

If the maximum aggregate amount of compensation already approved by the General Meeting is not sufficient to also cover the compensation of one or more persons who become members of the Management Team during a compensation period for which the General Meeting has already approved the compensation of the Management Team (new hire), the Company or companies controlled by it shall be authorized to pay an additional amount with respect to the compensation period already approved. Such additional amount shall not exceed:

a)for the head of the Management Team (CEO), one hundred and forty percent (140%) of the total annual compensation of the former CEO; and
b)for any new hire other than the CEO, one hundred and forty percent (140%) of the highest total annual compensation of any member of the Management Team other than the CEO.

Article 19 sexies

Subject to Article 19 quarter, paragraph 4, above, Members of the Board of Directors and the Management Team shall not receive credits or loans from the Company or from a company controlled by it.

Compensation paid to members of the Board of Directors or Management Team for activities in companies that are controlled by the Company shall be permitted. This compensation shall be included in the total compensation payable to the Board of Directors or Management Team, as applicable, which shall be subject to the approval of the General Meeting.

Pension contributions and benefits shall be made or provided in accordance with the regulations applicable to the pension schemes in which the Company or the companies controlled by it participate in Switzerland or abroad.
TITLE V

BUSINESS YEAR, ANNUAL ACCOUNTS AND ALLOCATION OF PROFITS
Article 20

The business year shall begin on April 1st and end on March 31st.
Article 21

Five percent of the annual profits shall be allocated to the general reserve until such reaches twenty percent of the paid in share capital. Should the general reserve be used in any amount the allocation of profits shall be made until this level is reached again.

The balance of the profits arising from the balance sheet shall be distributed according to the resolutions of the General Meeting, upon proposition of the Board of Directors; however, the mandatory legal provisions of the law relating to the legal reserve must be complied with.
Article 22

Dividends shall be paid at the time specified by the Board of Directors. Any dividend which has not been claimed within five years of it becoming due is time-barred by statute of limitations and shall be forfeited to the Company by simple right and automatically.
TITLE VI

LIQUIDATION
Article 23

The General Meeting shall retain its right to approve the accounts at the time of liquidation and shall have the authority to discharge the liquidators with respect to their activities in connection therewith.

After payment of liabilities, the assets of the dissolved Company shall be distributed among the shareholders pro rata according to the par value of each such shareholders' shares.
TITLE VII

PUBLIC NOTICES – COMMUNICATIONS
Article 24

Public notices by the Company shall be made in the Feuille Officielle Suisse du Commerce (Swiss Official Commercial Gazette).
TITLE VIII

CONDITIONAL CAPITAL AND AUTHORIZED CAPITAL
Article 25

By the exercise of share option or other rights granted to certain employees, officers and directors of the group according to the group's employee equity incentive plans, the share capital of the Company may be increased at most by CHF 6,250,000 (six million two hundred fifty thousand Swiss Francs) by way of the issue of 25,000,000 (twenty-five million) registered shares with a nominal value of CHF 0.25 (twenty-five centimes) each.

The shareholders' preferential subscription rights shall be eliminated for such new shares.
Article 26

By the exercise of conversion rights which are granted in relation with the issue of convertible bonds, the share capital of the Company shall be increased by a maximum aggregate amount of CHF 6,250,000 (six million, two hundred fifty thousand Swiss Francs) through the issuance to the holders of such bonds of a maximum of 25,000,000 (twenty-five million) fully paid-in registered shares with a nominal value of CHF 0.25 (twenty-five centimes) each.

The shareholders shall not have the right to subscribe by preference for the shares issuable on conversion of the bonds.

The Board of Directors may limit or withdraw the shareholders' right to subscribe for the bonds by preference for valid reasons, in particular (a) if the bonds are issued in connection with the financing or refinancing of the acquisition of one or more companies, businesses or parts of businesses, or (b) to facilitate the placement of the bonds on the international markets or to increase the security holder base of the Company.

If the shareholders' right to subscribe for the bonds by preference is limited or withdrawn, the bonds must be issued at market conditions, the exercise period of the conversion rights must not exceed 7 (seven) years from the date of issuance of the bonds, and the conversion price must be set at a level that is not lower than the market price of the shares preceding the determination of the final conditions for the bonds.

Article 27

The Board of Directors is authorized at any time until September 14, 2024 to increase the share capital of the Company by a maximum aggregate amount of CHF 4,327,666 through the issuance of not more than 17,310,662 registered shares with a par value of CHF 0.25 each, which will have to be fully paid in.

Increases in partial amounts are permitted. The Board of Directors may authorize the issuance of new shares by means of an underwriting or similar process carried out by one or more banks or other financial institutions with a view to offering the new shares to existing shareholders or to third parties. The Board of Directors shall determine the type of contributions, the issue price, the time of the issue, the conditions for the exercise of the preferential subscription rights, the use of unexercised preferential subscription rights and the date upon which the new shares shall become entitled to dividends. The Board of Directors may authorize, restrict or exclude the trading of preferential subscription rights.

If preferential subscription rights are granted, but not exercised, the Board of Directors shall use the rights associated with the relevant shares in the interest of the Company.

The Board of Directors may restrict or withdraw the preferential subscription rights of existing shareholders, and allocate such rights to third parties or to the Company for valid reasons, in particular if the new shares are being issued in connection with: (a) the acquisition of companies, enterprises, participations, assets, intellectual property rights, licenses or new investment projects; (b) a public offering or private placement of shares for the financing and/or refinancing of an acquisition of the kind referred to under (a) above; (c) a public offering or private placement of shares, under circumstances in which such public offering or private placement would be difficult to carry out or could likely only be carried out under less favourable terms if the preferential subscription rights of existing shareholders were not restricted or withdrawn; (d) the acquisition of a stake in the Company by a strategic partner; or (e) the broadening of the shareholder base of the Company in certain jurisdictions or in the context of a listing or admission to trading on a domestic or foreign stock exchange.

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These articles of incorporation were approved on June 24th, 1993, and modified on June 27th, 1996, February 13th, 1998, June 25th, 1998, June 23rd and June 29th, 2000, March 19th, 2001, May 1st, 2001, June 1st and 28th, 2001, June 26th and 27th, 2002, June 24th, 2004, June 16th, 2005, June 16th, 2006, June 19th, June 20th, 2007, September 10, 2008, September 11, 2008, September 8, 2010, September 5, 2012, December 18, 2014, September 5, 2018, September 9, 2020 and September 14, 2022.

The above text is a translation of the original French articles of incorporation (statuts), which constitute the definitive text and are binding in law.